Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on: Form S-8 Nos. (333-86761, 333-88881, 333-08483, 333-08477, 333-81646) of Acceris Communications Inc. of our report dated March 11, 2005, relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K.

BDO Seidman, LLP
Houston, Texas
March 28, 2005